SUPPLEMENTAL ADVISORY FEE WAIVER AGREEMENT

with respect to investments in the

GE Institutional Money Market Fund

This Supplemental Advisory Fee Waiver Agreement dated April 15, 2013 (this “Agreement”) is made by and between GE Asset Management Incorporated (“GEAM”) and GE Investments Funds, Inc., on behalf of its various series (the “Fund Company” and, its series, the “Funds”).

RECITALS

(A) The Fund Company is an open-end investment management company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

(B) The Fund Company includes numerous separate series portfolios that may from time to time invest in the Investment Class shares of the Money Market Fund (the “Money Fund”) series of the GE Institutional Funds.

(C) GEAM is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(D) GEAM currently receives management fees for providing certain investment advisory and administrative services to the Funds pursuant to certain investment advisory and administration agreements between GEAM and the Fund Company with respect to the Funds (the “Advisory Agreements”).

(E) GEAM and the Fund Company desire to memorialize their mutual understanding regarding GEAM’s waiver of a specified portion of its management fees charged under the Advisory Agreements with respect to those Fund assets that are invested in the Money Fund, which may be in addition to any contractual arrangement to reduce the management fees paid by a Fund to GEAM. The Board of the Directors (including the disinterested Directors voting separately) has approved this Agreement on behalf of the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1.	Waiver of Management Fees for Money Fund Investments

In addition to the Management Fee Limitation Agreement dated April 15, 2013 by and between GEAM and GE Investments Funds, Inc., on behalf of the S&P 500 Index Fund, GEAM further agrees to waive its management fees charged to a Fund under the applicable Advisory Agreement that are otherwise payable with respect to the assets of that Fund, by an amount equal to the management fees payable to GEAM by the Money Fund on those assets invested by that Fund in the Money Fund.

2.	Term and Termination

This Agreement shall become effective on May 1, 2013 and will continue in effect for one year, unless renewed by mutual agreement of GEAM and the Fund Company for an additional one-year term, or other specified period, by the Board of Directors (including the disinterested Directors voting separately), and until the earlier of (a) the termination of the applicable Advisory Agreement, or (b) the parties otherwise agree to terminate the Agreement.

3.	Amendment

This Agreement may be amended only by a written agreement signed by each of the parties hereto.

4.	Miscellaneous

(a) This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

(b) Neither party may assign this Agreement, or any of the rights, obligation or liabilities under this Agreement, without the written consent of the other party.

(c) No provisions of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. This Agreement is intended for the exclusive benefit of the parties hereto.

(d) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the state of New York, without reference to the conflict of laws principles thereof.

(f) If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

(g) The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(h) Any question of interpretation of any term or provision of this Agreement, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement of the 1940 Act, shall have the same meaning as and be resolved by reference to the Advisory Agreement and/or the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENTS FUNDS, INC.
on behalf of their series

By:	/s/ Michael J. Cosgrove
Name:	Michael J. Cosgrove
Title:	President

GE ASSET MANAGEMENT INCORPORATED

By:	/s/ JoonWon Choe
Name:	JoonWon Choe
Title:	Senior Vice President

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